                                                                      EXHIBIT 15

EMPLOYMENT AGREEMENT

     Pursuant to an employment agreement with the Company, Mr. LeVault has agreed to serve as President of the Company through April 1997, subject to an annual, automatic one-year extension unless either party elects to discontinue such extensions. Mr. LeVault has indicated to the Company that he intends to serve as President of the Company through April 1998, and the Company has agreed to this one-year extension. Mr. LeVault receives an annual base salary of at least $150,000, or a higher amount as determined by the Board of Directors, which was $173,875 for 1995 and $179,440 for 1996, plus an annual bonus as determined by the Board of Directors of the Company based upon the operating performance of the Company. Under the terms of the agreement, Mr. LeVault may not engage in any competitive business while he is employed by the Company and for a period of one year thereafter. See "Compensation Committee Report on Executive Compensation."

OPTION GRANTS IN 1996

     The following table sets forth information with respect to stock options granted to each Named Executive Officer in 1996.

                                                     PERCENT OF
                                                       TOTAL
                                      NUMBER OF       OPTIONS
                                     SECURITIES      GRANTED TO     EXERCISE
                                     UNDERLYING      EMPLOYEES      OF BASE                      GRANT DATE
                                       OPTIONS       IN FISCAL       PRICE       EXPIRATION     PRESENT VALUE
               NAME                  GRANTED (#)        YEAR         ($/SH)         DATE            $(1)
-----------------------------------  -----------     ----------     --------     ----------     -------------
Joseph W. Carreras.................     65,000          35.8%         $ 21       9/18/2006        $ 559,650
Donald L. LeVault..................     20,000          11.0%         $ 21       9/18/2006          172,200
Michael T. Kestner.................     25,000          13.8%         $ 21       9/18/2006          215,250

---------------

(1) The present value of the options granted was estimated using the Black-Scholes option pricing model with the following assumptions: (i) Dividend yield -- 0%; (ii) Expected volatility -- 31.9%; (iii) Risk-free rate of return -- 6.5%; and (iv) Expected average holding period -- 5 years.

     STOCK OPTION HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the stock options held by each as of March 1, 1997. There were no stock options exercised by any of the Named Executive Officers during the last fiscal year of the Company.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                             VALUE OF
                                               NUMBER OF SECURITIES         UNEXERCISED
                                              UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                    OPTIONS AT              OPTIONS AT
                                                 FISCAL YEAR-END          FISCAL YEAR-END
                                              ----------------------     -----------------
                                                   EXERCISABLE/            EXERCISABLE/
                         NAME                     UNEXERCISABLE            UNEXERCISABLE
          ----------------------------------  ----------------------     -----------------
          Joseph W. Carreras................       43,333/86,667         $855,824/$996,676
          Donald L. LeVault.................       16,667/28,333         $329,176/$339,574
          Michael T. Kestner................       16,667/33,333         $329,176/$383,324